TELFORD SADOVNICK, P.L.L.C.
CERTIFIED PUBLIC ACCOUNTANTS

November 15, 2007

U.S. Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, DC 20549
USA

Dear Ladies and Gentlemen:

Re: Pengram Corporation – SEC File No. 000-52626

We are the former independent auditors for Pengram Corporation (the "Company"). We have read the Company's current on Form 8-K/A, dated October 24, 2007 and are in agreement with the statements regarding our firm as included in Item 4.01 of the Form 8-K/A to be filed with the Securities and Exchange Commission. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours very truly,

Telford Sadovnick P.L.L.C.

TELFORD SADOVNICK, P.L.L.C.
CERTIFIED PUBLIC ACCOUNTANTS

AHS/skl

114 West Magnolia Street, Suite 423, Bellingham, Washington 98225
Telephone: (360) 392-2886 Facsimile: (360) 392-2887